Exhibit 10.3

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2014, by and between City Office Real Estate Management Inc., a British Columbia corporation (the “Advisor”) and Second City Capital II Corporation, a British Columbia corporation (the “Administrator”).

WITNESSETH:

WHEREAS, the Advisor has entered into an advisory agreement (as such agreement may be amended from time to time, the ‘‘Advisory Agreement”), dated as of April 21, 2014, among City Office REIT, Inc. (the “Company”), City Office REIT Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”), and the Advisor;

WHEREAS, the Administrator desires to provide such services, including personnel, services and resources, to the Advisor as shall be necessary to enable the Advisor to perform its duties under the Advisory Agreement; and

WHEREAS, the Advisor desires to pay the Administrator, and the Administrator desires to receive, a fee for the Administrator’s services hereunder in the amount specified below.

NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Provide Services. The Administrator agrees to provide the Advisor with such personnel, services and resources, and to take all other commercially reasonable actions, as shall be necessary or advisable to enable the Advisor to perform all of its duties, obligations and agreements under the Advisory Agreement.

2. Third Party Beneficiary. The Administrator and the Advisor each understands and agrees that the provisions of Section 1 of this Agreement are for the direct benefit of the Company, the Operating Partnership and each of their subsidiaries, and each of the Administrator and Advisor hereby designates the Company, the Operating Partnership and each of their subsidiaries as a named third party beneficiary of this Agreement. The Administrator acknowledges and agrees that the Company, the Operating Partnership and each of their subsidiaries shall have, as a non-exclusive remedy, a direct right of action against the Administrator in the event of any breach by the Advisor of any of its duties, obligations or agreements under the Advisory Agreement that arise out of or result from any breach by the Administrator of its obligations hereunder.

3. Term. This Agreement will terminate upon the termination of the Advisory Agreement.

4. Fees. As consideration for the performance by the Administrator of its duties and obligations under this Agreement, the Advisor shall pay the Administrator fees in an amount equal to the reasonable, documented, out-of-pocket costs and expenses incurred by the

Administrator in the provision of services, personnel and resources under this Agreement, plus a mark-up equal to [0.5]% of such costs and expenses. Such fees shall be payable by the Advisor to the Administrator on a quarterly basis in cash within ten (10) days after receipt by the Advisor of the last Advisory Fee payment for each quarter pursuant to the Advisory Agreement. In addition, in the event the Advisory Agreement is terminated or not renewed, the Advisor will reimburse the Administrator for any reasonable and documented out-of-pocket termination costs incurred by the Administrator.

5. Assignments. This Agreement may not be assigned by any party hereto, in whole or in part, and shall terminate automatically in the event of any such assignment, unless such assignment is consented to in writing by the other party; provided, however, that the Administrator may delegate to one or more of its affiliates performance of any of its responsibilities hereunder so long as it remains liable for any such affiliate’s performance.

6. Governing Law. The laws of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

7. Counterparts. This Agreement may be executed and delivered by the parties to this Agreement on any number of separate counterparts (including telecopy or email transmission of scanned image), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

10. No Joint Venture/Independent Contractor. Nothing herein contained shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto. In the performance of its obligation hereunder, each party shall be an independent contractor with regard to the other.

11. Headings. The headings contained in this Agreement are for convenience of reference only and shall not be referred to in connection with the construction or interpretation of this Agreement.

12. Amendments. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto; provided that Sections 1, 2, 3, 5 and 12 hereof may not be modified or amended without the prior written consent of (i) the parties hereto, (ii) the Company and (iii) the Operating Partnership.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CITY OFFICE REAL ESTATE MANAGEMENT INC.

By:	/s/ Anthony Maretic
Name:	Anthony Maretic
Title:	Vice President

SECOND CITY CAPITAL II CORPORATION

By:	/s/ Ryan Chan
Name:	Ryan Chan
Title:	Chief Financial Officer